Exhibit 8.1

March 20, 2013

Wells Fargo & Company,

    420 Montgomery Street,

        San Francisco, California 94104.

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of (i) $11,400,000 aggregate principal amount of Medium-Term Notes, Series K, Notes due March 20, 2028 as described in the Company’s Amended and Restated Pricing Supplement No. 300 dated March 15, 2013 (“Pricing Supplement 300”) to the Prospectus Supplement dated April 13, 2012 (the “Prospectus Supplement”) and the Prospectus dated April 13, 2012 (the “Prospectus”) contained in the Registration Statement on Form S-3, File No. 333-180728 (the “Registration Statement”) and (ii) $25,000,000 aggregate principal amount of Medium-Term Notes, Series K, Notes Linked to 3 Month LIBOR due March 20, 2020 as described in the Company’s Pricing Supplement No. 307 dated March 15, 2013 (“Pricing Supplement 307”) to the Prospectus Supplement and the Prospectus. We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 300 and Pricing Supplement 307.

We hereby consent to the reference to us under the heading “United States Federal Income Tax Considerations” in Pricing Supplement 300 and Pricing Supplement 307, and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP